34.	Personal Securities Trading – Code of Ethics (Rule 17j-1)

Policy Statement: The Consulting Group Capital Markets Funds (“Trust”) has adopted a code of ethics under Rule 17j-1 of the Investment Company Act of 1940 (“1940 Act”), (or “Code of Ethics”), with respect to the personal trading activities of persons deemed to be “Access Persons.” The Code of Ethics prohibits access persons from engaging in fraudulent, deceitful, or manipulative practices in connection with the purchase or sale of a security held or to be acquired by the Trust. The Code of Ethics also prohibits access persons from making any untrue statement of material fact or omitting to state material facts where necessary. The Code of Ethics is designed to require the Trust to adopt procedures that will foster the detection and prevention of access persons from engaging in the fraudulent personal trading and other activities prescribed by the rule and the Code of Ethics.

Procedures: The Trust has adopted the following procedures regarding this matter:

1. Procedures – The Trust has adopted the procedures set forth in its “Code of Ethics Adopted under Rule 17j-1” (copy attached) to implement the Trust’s policies and to monitor compliance with the Trust’s policies. Consulting Group Advisory Services LLC (“CGAS”) will communicate these procedures to the Advisers through delivery of the Code of Ethics.

2. Separate Codes – Each Adviser maintains separate codes of ethics that are designed to comply with the requirements of Rule 17j-1.

CODE OF ETHICS

CONSULTING GROUP CAPITAL MARKETS FUNDS

CONSULTING GROUP ADVISORY SERVICES LLC

May 3, 2016

Pursuant to Rule 17j-1 of the Investment Company Act of 1940 and

Rule 204A-1 of the Investment Advisers Act of 1940 and

12 C.F.R. 9.5(b) and 12 C.F.R. 12.7(a), (b) and (c)

I.	Statement of Principles—This Code of Ethics (“Code”) applies to Consulting Group Capital Markets Funds (“CGCM”, each portfolio of which is a “Fund”) and Consulting Group Advisory Services LLC (“CGAS”) (together, the “Covered Entities”, and each a “Covered Entity”), in order to establish rules of conduct for persons who are associated with the Covered Entities. The Code’s purpose is to: (i) minimize conflicts and potential conflicts of interest between employees of the Covered Entities on one hand, and CGCM shareholders on the other hand; (ii) provide policies and procedures consistent with applicable law and regulation, including the Office of the Comptroller of the Currency’s regulation governing the fiduciary and securities activities of national banks, Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”), and other applicable provisions of the Federal securities laws; and (iii) prevent fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by shareholders. All employees and certain of their immediate family members of the Covered Entities, including certain employees who serve as CGCM and/or CGAS officers, are IA Access Persons under this Code. The defined term “IA Access Persons” is described in Section II below.

Personnel of Covered Entities must protect the confidentiality of portfolio holdings, must not take inappropriate advantage of any position of employment with a Covered Entity, must not act upon non-public information, and must fulfill fiduciary obligations. Personal securities transactions by IA Access Persons shall adhere to the requirements of this Code and shall be conducted in such a manner as to avoid any actual or potential conflict of interest, the appearance of such a conflict, or the abuse of the person’s position of trust and responsibility. While the Code is designed to address both identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. In this regard, IA Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.

As a matter of law and of this Code, no employee of a Covered Entity or those employees of Morgan Stanley Wealth Management (“Wealth Management”) identified in Section II below must ever discuss or disseminate non-public information while in possession of material, non-public information about the issuer or the market for any securities or commodities, even if the employee has satisfied all other requirements of this Code. From time to time, the Wealth Management Compliance Department (“Wealth Management Compliance Department”) may notify employees who are deemed to be in possession of material non-public information that they are restricted from trading certain securities, which may include mutual funds, for a period of time determined by the Compliance Department.

As a Wealth Management employee, you are already subject to several policies that explain your obligations to Clients, the Firm and the public. These policies are included in the Morgan Stanley Code of Conduct (“MS Code”), Compliance Manuals and stand-alone polices applicable to each respective business and/or channel. Policies in the areas listed below have particular relevance to your activities as an employee of a registered investment advisor:

•	Outside Business Activities

•	Gifts and Entertainment

•	Misuse of Inside Information

•	Personal Securities Trading

•	Marketing and Promotional Activities

•	Political Contributions (including “Pay-to-Play”)

•	Cash and Non-Cash Compensation

•	Market Timing

•	Technology Usage

NOTE: To the extent that this Code is more restrictive or conservative with regard to issues that are less so in the MS Code, the Wealth Management Code of Ethics (“Wealth Management Code”) and/or the Wealth Management Employee Trading Policy – Compliance Notice 2014-30-Wealth Management (and any future amendments thereto) (“Wealth Management Employee Trading Policy”), Access Persons are subject to the more restrictive portions of this Code in any such instances.

Employees of a Covered Entity are also subject to, and must comply with, the requirements of Federal securities laws.

II.	IA Access Persons - This Code applies to certain employees who serve as CGCM and/or CGAS officers (“IA Access Persons”), who must comply with all of the provisions of this Code unless otherwise indicated. All other employees are also subject to the Wealth Management Code, the MS Code and the Wealth Management Employee Trading Policy.

The policies, procedures, and restrictions referred to in this Code also apply to an employee’s spouse, significant other and minor children. The Code also applies to any other account over which the employee is deemed to have beneficial ownership (this includes accounts of any immediate family members sharing the same household as the employee; accounts in which the employee otherwise has a pecuniary interest that allows the employee directly or indirectly to profit or share in any profit; a legal vehicle of which the employee is the controlling equity holder; and an entity in which the employee has an equity interest, provided the employee also has or shares investment control over the securities held by such entity); and any account over which the employee may otherwise be deemed to have control. For a more detailed description of beneficial ownership, see Exhibit A attached hereto.

III.

Monitoring and Enforcement - It is the responsibility of each IA Access Person to act in accordance with a high standard of conduct and to comply with the policies and procedures set forth in this document, and to report any violations promptly to the Compliance Department. The Covered Entities take seriously their obligation to monitor the personal investment activities of their employees, and to review the periodic reports of all IA Access Persons. Any violation of this Code by employees will be considered serious, and may result in disciplinary action, which may include the unwinding of trades, disgorgement of profits, monetary fine or censure, and suspension or termination of employment. Any violation of this Code by an IA Access Person will be reported by the Compliance Department to the person’s supervisor and to the Chief Compliance Officer(s) (“CCO”) or designees thereof, of CGCM and/or CGAS, as applicable.

IV.	Accounts and Transactions Covered by this Code –

Employee trading policies apply to Employee Securities Accounts. An “Employee Securities Account” is defined as an account: (i) that has brokerage capability (i.e., can hold or execute transactions in equities (including closed-end funds, ETFs, and similar instruments), debt, foreign exchange, commodities or derivatives); and (ii) in which you have an interest or the power, directly or indirectly, to affect or influence investment decisions. Employee Securities Accounts include accounts in your name and other accounts over which you could be expected to influence or control, including:

•	accounts of your spouse or domestic partner;

•	accounts of your children, or other relatives for whom you, your spouse or domestic partner contribute substantial support; and

•	accounts that you or the persons described above could be expected to influence or control, such as: joint accounts; family accounts; retirement accounts that hold or can hold securities or other financial instruments (other than mutual fund shares or bank certificates of deposit); corporate accounts; open-end mutual fund accounts with brokerage capabilities; fiduciary accounts for which you act as fiduciary, such as trustee, or that you otherwise guide or influence; arrangements similar to fiduciary accounts over which you have influence or that benefit you directly or indirectly; accounts for which you act as custodian; or partnership accounts.

•	Private Placements—“Private Placement” means a securities offering that is exempt from registration under certain provisions of the U.S. securities laws and/or similar laws of non- U.S. jurisdictions. If you are unsure whether the securities are issued in a private placement, please consult with Compliance.

•	Investment Clubs—You may not participate in or solicit transactions on behalf of investment clubs in which members pool their funds to make investments in securities or other financial products.

Accounts of relatives that are not considered Employee Securities Accounts because they do not meet any of the above criteria may still be prohibited by law from participating in initial public offerings (additional information is provided in Section 1.6.7. of the Wealth Management Employee Trading Policy). Certain rules or policies may define an “Immediate Family Member” more broadly. In addition, some business units may define Employee Securities Account differently. You must be aware of and abide by those rules and policies as they apply to you.

V.	Excluded Accounts and Transactions - The following are examples of types of accounts that are not considered Employee Securities Accounts, provided that they cannot be used as brokerage accounts to buy or sell individual securities or other financial instruments (other than bank certificates of deposit and mutual fund shares). They do not need to be disclosed to Compliance, nor are they subject to the Firm’s employee trading policies:

•	an open-end mutual fund account (other than the CGCM Funds) held directly with the fund or in a mutual fund only account that cannot be used as a traditional brokerage account;

•	checking, savings, money market, time deposit and other deposit accounts;

•	retirement accounts that cannot be used as traditional brokerage accounts;

•	external 401(k) accounts that cannot be used as a brokerage account (Morgan Stanley 401(k) accounts are subject to window and holding period restrictions, as set forth in this policy);

•	blind trusts in which the employee is a beneficiary; and

•	529 Plans.

In addition, you may purchase U.S. Treasury Securities by direct subscription to the Federal Reserve Bank. Such purchases are not subject to the Firm’s policies regarding Outside Accounts.

VI.	Special Transactions

Under FINRA Rule 5130, Wealth Management employees and their immediate family members are prohibited from purchasing shares of equity initial public offerings (“IPOs”). Accounts that fall outside the definition of Employee Securities Accounts may still be prohibited under Rule 5130 from participating in equity IPOs. For purposes of Rule 5130, immediate family member means a person’s parents, mother-in-law or father-in-law, spouse, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law, and children, or any other individual to whom the person provides material support. To the extent that an Employee Securities Account is eligible to participate in directed share programs, demutualizations or holding company conversions based upon other Rule 5130 IPO exemptions, Compliance pre-clearance is required.

Additionally, unless otherwise notified, you (and your Employee Securities Accounts) are prohibited from purchasing equity securities that are part of a primary or secondary offering that is underwritten or sold by Morgan Stanley or any of its affiliates until the distribution is completed.

VII.	Transactions in Morgan Stanley-Issued Securities

IA Access Persons may purchase or sell Morgan Stanley-issued securities (“MS Securities”) during the window period only. These window periods begin on the first business day following Morgan Stanley’s earnings announcements and end on the last business day of each fiscal quarter.

For additional information, please refer to Sections 1.6.8, 1.6.9, and 1.6.10 of the Wealth Management Employee Trading Policy.

VIII.	Securities Holding Period/Short-Term Trading - Securities transactions by IA Access Persons must be for investment purposes rather than for speculation. Consequently, all IA Access Persons must adhere to the following:

1.	IA Access Persons are required to hold covered securities inclusive of MS securities and any investments in CGCM and Morgan Stanley mutual funds for a minimum of 30 calendar days before selling. Further, if you sell a covered security, you may not repurchase the same security for at least 30 days. This policy does not apply to money market funds, closed-end funds, or to shares acquired through automatic reinvestment of dividends and capital gains distributions.

2.	MS Securities received as part of an employee’s compensation are not subject to the 30 calendar day holding period;

3.	If shares of MS Securities are acquired by exercising an option or upon conversion of a stock unit held for 30 calendar days, the shares are not subject to an additional holding period. Non-branch employees are not permitted to trade options in MS Securities that have fewer than 30 calendar days remaining until expiration. In addition, non-branch employees may not exercise options in MS Securities that are held for fewer than 30 calendar days. and

4.	All profits from short-term trades, including exchanges of CGCM shares, may be subject to disgorgement.

IX.	Pre-Trade Authorization—All IA Access Persons who are subject to this Code must receive pre-approval for every Securities transaction (as defined in Sections IV and V above) in their Covered Accounts. Pre-clearance is not required for CGCM Fund asset Allocation trades initiated by CGAS. Pre-clearance of CGCM Fund trades is only required for initial purchase, additional subscriptions and redemptions executed at the request of the access Person.

Pre-clearance Procedure

These pre-clearance procedures apply to all Employee Securities Accounts maintained at or away from the Firm, with the exception of approved accounts that are fully managed.

•	Before placing an order in an Employee Securities Account for a trade that is subject to pre-clearance, you must obtain pre-approval from your Designated Manager using the intranet preapproval system accessible by typing TPC in your browser TPC will require you to certify:

•	Designated Managers at their sole discretion may impose additional limitations on employee trading at any time. For example, Designated Managers may limit an employee’s trading if the Designated Manager determines that the employee is trading too actively and may be distracted from his or her responsibilities or that the trading raises the appearance of a conflict, particularly in the case of purchases of new issue securities. Designated Managers should refer to the Supervisory Responsibilities and Guidelines for Employee Trading and Various outside Activities Compliance Notice for more information.

•	Once your trade is approved, you may enter the order, but must do so for execution by the close of the business day. Any Transaction not completed on that day will require a new approval. This means that open orders, such as limit orders and stop loss orders, must be pre-cleared each day until the transaction is effected (in the case of trades in international markets where the market has already closed, transactions must be executed by the next close of trading in that market).

•	Any trade that violates the pre-approval process may be unwound at the employee’s expense, and the employee will be required to absorb any resulting loss and to disgorge any resulting profit

•	For employees unable to access TPC please email your designated manager a completed Wealth Management Investment Advisory Code of Ethics Employee Pre-Trade Authorization Request Form (Exhibit B).

X.	Acknowledgement and Reporting Requirements – IA Access Persons - All new IA Access Persons must certify that they have received a copy of this Code, and have read and understood its provisions. In addition, all IA Access Persons must:

1.	Within 10 business days of becoming an IA Access Person, acknowledge receipt of the Code and any modifications thereof, which the Compliance Department shall provide to each person covered by the Code in writing (See attached Exhibit C for the Acknowledgement of the Code of Ethics Form);

2.	Within 10 business days of becoming an IA Access Person, disclose in writing all information with respect to all securities beneficially owned and any existing personal brokerage relationships (employees must also disclose any new brokerage relationships whenever established). The holdings report must be current as of a date not more than 45 days prior to the employee becoming an IA Access Person.

3.	Direct any non-Wealth Management brokers to supply, on a timely basis, duplicate copies of confirmations of all personal securities transactions. (Note: for accounts held at Wealth Management , this requirement is generally satisfied via automated data feeds);

4.	Within 30 days after the end of each calendar quarter, file a report with the Compliance Department with respect to any transaction during the calendar quarter in a Covered Security or Affiliated Fund in which the Access Person had any direct or indirect beneficial ownership. This Quarterly Transaction Report and attached account statements, must contain: (i) the date of each transaction; (ii) the title and type of Covered Security; (iii) the Covered Security’s exchange ticker symbol or CUSIP number; (iv) with respect to fixed income securities, the interest rate and maturity date of the Covered Security (if applicable); (v) the number of shares and principal amount of each Covered Security; (vi) the nature of the transaction (i.e., purchase or sale or other type of acquisition or disposition); (vii) the price of the Covered Security at which the transaction was effected; (viii) the name of the broker, dealer or bank with or through which the transaction was effected; and (ix) the date that the report is submitted to the Compliance Department. With respect to any quarter in which an account was established by an Access Person in which any securities were held for the direct or indirect benefit of the Access Person, such Quarterly Transaction Report must also contain the name of the broker, dealer or bank with whom the Access person established the account and the date the account was established. (Note: an IA Access Person does not need to provide this Quarterly Transaction Report if all of this information has been included in the broker trade confirmation or account statements received by the Trust with respect to the IA Access Person during the relevant reporting period. Instead, such IA Access Person could provide a written certification to the Compliance Department stating such.)

5.	Within 45 days after the end of the year, file an Annual Holdings Report with the Compliance Department that includes: (i) the title, number of shares and principal amount of each Covered Security in which the IA Access Person had a direct or indirect beneficial ownership, (ii) the name of any broker, dealer or bank with whom the IA

Access Person maintains an account in which any securities (even if the account does not hold any Covered Securities (e.g., an account that holds only mutual fund shares)) are held for the direct or indirect benefit of the IA Access Person, and (iii) the date that the report is submitted. (Note: an IA Access Person does not need to provide this Annual Holdings Report if it would be duplicative of information already provided. Instead, such IA Access Person could provide a written certification to the Compliance Department stating such.)

6.	Certify on an annual basis that he/she has read and understood the Code, complied with the requirements of the Code and that he/she has pre-notified and disclosed or reported all personal securities transactions and securities accounts required to be disclosed or reported pursuant to the requirements of the Code

i.	CGCM Trustees - CGCM trustees must comply with the provisions set forth in Section X.2 within 10 business days of becoming a CGCM trustee, except that a CGCM trustee who is not an “interested person” of the Fund, within the meaning of Section 2(a)(19) of the 1940 Act, and who would be required to make reports solely by reason of being a CGCM trustee, is not required to make the initial and annual holdings reports required by Section X.2 and Section X.4 above.

ii.	A “non-interested” CGCM trustee need not supply duplicate copies of confirmations of personal securities transactions required by Section X.3 above, and need only make the quarterly transactions reports required by Section X.4 above as to any Covered Security if at the time of a transaction by the trustee in that Covered Security he/she knew or, in the ordinary course of fulfilling his/her official duties as a trustee of the Fund, should have known that, during the 15-day period immediately before or after that transaction, that security is or was purchased or sold by CGCM, or was being considered for purchase or sale by CGCM.

XI.	Handling of Disgorged Profits—Any amounts that are paid/disgorged by an employee under this Code shall be donated by the employee to one or more charities as directed by the Compliance Department.

XII.	Confidentiality—All information obtained from any IA Access Person pursuant to this Code shall be kept in strict confidence, except that such information will be made available to any regulatory or self-regulatory organization and the CGCM Board of Trustees to the extent required by law, regulation or this Code.

XIII.	Other Laws, Rules and Statements of Policy—Nothing contained in this Code shall be interpreted as relieving any person subject to the Code from acting in accordance with the provision of any applicable law, rule or regulation or, in the case of IA Access Persons, any statement of Code or procedure governing the conduct of such person adopted by Wealth Management, its affiliates and subsidiaries.

XIV.	Retention of Records—All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law and regulation, including a copy of this Code and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law and regulation, including Rule 17j-1 under the 1940 Act and Rule 204-2 under the Advisers Act. The Compliance Department shall have the responsibility for maintaining records created under this Code.

XV.	Exceptions to the Code—Any exceptions to this Code must have the prior written approval of the CCO of the relevant Covered Entity, or designee thereof. Any questions about this Code should be directed to the Compliance Department.

XVI.	Board Review—At least annually, a written certification meeting the requirements of Rule 17j-1 under the 1940 Act shall be prepared by the respective CCOs of CGCM and CGAS, and presented to the CGCM Board of Trustees.

XVII.	Other Codes of Ethics—To the extent that any: (i) officer of the Fund, or (ii) access persons (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) of an investment sub-adviser, sponsor, or principal underwriter of CGCM, are not IA Access Persons hereunder, such persons must be covered by at least one separate code of ethics which is approved in accordance with applicable law and regulation. In the event of a conflict between the provisions appearing in this Code and provisions appearing in any other applicable codes of ethics, the more restrictive provision (benefiting CGCM and CGAS in the most favorable fashion) shall be adhered to.

XVIII.	Amendments—This Code may be amended from time to time by the Compliance Department. Any material amendment of this Code shall be submitted to the CGCM Board of Trustees for approval in accordance with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Any material amendment of this Code that applies to the trustees of CGCM shall become effective as to CGCM trustees only when the CGCM Board of Trustees has approved the amendment in accordance with Rule 17j-1 or at such earlier date as may be required to comply with applicable law and regulation.

TABLE OF EXHIBITS FOR

CGCM and CGAS CODE OF ETHICS FORMS

EXHIBIT	TITLE	PAGE
A	Explanation of Beneficial Ownership	11

B	Employee Pre-Trade Authorization Request Form	12

C	Acknowledgement of Code of Ethics Form	13

EXHIBIT A

EXPLANATION OF BENEFICIAL OWNERSHIP

You are considered to have “Beneficial Ownership” of Securities if you have or share a direct or indirect “Pecuniary Interest” in the Securities.

You have a “Pecuniary Interest” in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

1.	Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit. “Immediate family” means any child, stepchild, grandchild, parent, significant other, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2.	Your interest as a general partner in Securities held by a general or limited partnership.

3.	Your interest as a manager-member in the Securities held by a limited liability company.

4.	You are a member of an “investment club” or an organization that is formed for the purpose of investing a pool of monies in the types of securities mentioned in this Code Section V.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

1.	Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2.	Your ownership of a vested interest in a trust.

3.	Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

The foregoing is a summary of the meaning of “beneficial ownership.” For purposes of the attached Code of Ethics, “beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

EXHIBIT B

Morgan Stanley Wealth Management–Investment Advisory Code of Ethics

Employee Pre-Trade Authorization Request Form

Employee Name:

Account Name (if different) and relationship to employee:

Account Number:

Name of Financial Advisor/Private Wealth Advisor:

Broker/dealer at which account is maintained (if other than Morgan Stanley):

I request permission to effect a transaction in the security as indicated below for my own account or for another account in which I have a beneficial interest or legal title, or over which I otherwise have investment discretion. I understand the approval will be effective only for a transaction executed prior to the close of business on the day of the approval is granted. Any transaction, or portion thereof, not completed on the day of this request and/or approval will require a new approval request.

I certify that:

•	I do not possess material non-public information regarding the security or the issuer of the security;

•	I am in compliance with any conditions disclosed in the Restricted List at the time of this request;

•	I am aware of no buy or sell orders in this security or other securities or equivalents of the same issuer pending or under consideration by any Firm advisory client, investment manager or sub-advisor; and

•	I have read the Wealth Management Investment Advisory Code of Ethics (“Code”) and believe that the proposed trade fully complies with the requirements of the Code as well as the Wealth Management Employee Trading Policy.

NAME OF SECURITY	CUSIP/SEDOL NUMBER or SYBMOL	NUMBER OF SHARES OR UNITS	APPROX. PRINCIPAL AMOUNT

Check all that apply:

☐	Purchase

☐	Sale

☐	Market Order

☐	Limit Order* (Price of Limit Order: )

Employee Signature	Date

To Be Completed By Supervisor:

☐	Approval Granted. Approval expires COB.

☐	Approval Denied.

Supervisor (signature and printed name)	Date

THIS COMPLETED FORM SHOULD BE KEPT BY THE APPROVING MANAGER

*	Limit Orders are only good for the day the transaction is approved.

EXHIBIT C

CONSULTING GROUP CAPITAL MARKETS FUNDS (“CGCM”)

CONSULTING GROUP ADVISORY SERVICES LLC (“CGAS”)

Acknowledgement of Code of Ethics Form

I acknowledge that I have received and read the Code of Ethics (“Code”) for CGCM and CGAS dated June 20, 2014. I understand the provisions of the Code as described therein and agree to abide by them.

Employee Name (Print):

Signature:

Date:

Employee ID #	Date of Hire:

Job Function & Title:	Supervisor:

Location:

Floor and/or Zone:	Telephone Number:

This Acknowledgment form must be completed and returned within ten (10) business days of becoming an IA Access Person as defined in the Code or receiving a copy of a revised Code.

Please scan and e-mail to Philip Stack at philip.stack@morganstanley.com.